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Exhibit 99.1

IntraBiotics Announces the Appointment of Dr. Ernest Mario as Chairman and CEO

Company Acquires Apothogen

        Mountain View, CA—April 24, 2002—IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) announced today that it has acquired Apothogen, Inc. for 450,000 shares of common stock and that Ernest Mario, Ph.D., has joined the Company as Chairman and Chief Executive Officer. In addition to Dr. Mario, other members of the Apothogen team will take senior management positions at IntraBiotics. The Company will host a conference call and live webcast on Thursday, April 25th to discuss this announcement and first quarter financials (details below).

        Concurrent with the closing of this transaction, Dr. Mario has purchased IntraBiotics common stock at the closing bid price on April 23, 2002 in a private placement transaction with proceeds to the Company of $5 million.

        "I am delighted with the acquisition of Apothogen and that Dr. Mario has decided to bring his wealth of experience, vision and leadership to IntraBiotics," said Kathleen La Porte of the Sprout Group, who served as Acting Chairman of the Board of the Company since November 2001. "The commercialization and business development acumen that he and his team provide will complement the strong clinical development capabilities that Henry J. Fuchs, M.D., President and Chief Operating Officer, has established within IntraBiotics."

        Dr. Mario has more than 35 years of experience in the pharmaceutical industry and is perhaps best known for his leadership of Glaxo and Alza. Prior to founding Apothogen last year, Dr. Mario was Chairman and Chief Executive Officer of Alza Corporation. Dr. Mario joined Alza from Glaxo in 1993 and transformed it from a developer and licensor of drug delivery technologies valued at approximately $1 billion into a full-fledged specialty pharmaceutical company that was sold to Johnson & Johnson for $12 billion last year. His career began as a pharmaceutical researcher at Strasenburgh Laboratories in Rochester, NY, in 1966. He later moved into management, overseeing operations in quality control, manufacturing, and devices in various positions at SmithKline and Squibb. From 1986 to 1993, Dr. Mario served in varying capacities at Glaxo plc, including as Chief Executive and Deputy Chairman. During this time, the Company brought five major new products to market and saw its overall sales and profits increase in excess of 14 percent annually to become the second-largest pharmaceutical company in the world at the time.

        "IntraBiotics provides an excellent platform from which to build a multi-faceted commercial-stage biopharmaceutical company," said Dr. Mario. "We plan to capitalize on the Company's existing clinical development strength created by Dr. Fuchs and his team and add sales, marketing and business development capabilities. I believe IntraBiotics is now well positioned to achieve its mission of becoming a leading developer and marketer of high-value anti-infectives and oncology therapeutics."

        In addition to Dr. Mario, the other Apothogen senior management team members joining today are: Jim Butler, former President of Alza International and previously head of the sales organization at Glaxo, Inc., the U.S. subsidiary of Glaxo; Al Burnette, previously East Coast Area Business Director at Alza; and Del Nordstrom, previously General Manager of Alza Canada. Mr. Butler has been hired as Senior Vice President for Sales and Marketing, Mr. Burnette has been hired as Vice President of Sales, and Mr. Nordstrom as Vice President of Business Development.

        "Dr. Mario and his team proved at both Glaxo and Alza that they can turn a company into a highly profitable commercial force in a relatively short period of time," said Dr. Fuchs. "Their previous experience and track record of success will help enable us to maximize the full commercial potential of iseganan, in-license or acquire other product candidates at various stages of development, and create a successful, integrated product development and commercialization organization of our own."

        The Company's lead product candidate, iseganan hydrochloride (HCl) oral solution, is currently in Phase III clinical trials for the treatment of patients undergoing chemotherapy and radiotherapy to prevent or reduce oral mucositis, a debilitating side effect of these cancer therapies. The U.S. Food and Drug Administration has granted Fast-Track designation to iseganan.

        As previously announced, the results of a Phase III clinical trial of iseganan for the reduction of incidence of ulcerative oral mucositis (UOM) in patients receiving radiation therapy for treatment of head and neck cancer will be unblinded to the Company in May and presented at the upcoming American Society of Clinical Oncology (ASCO) meeting in Orlando, Florida on Tuesday, May 21, 2002.

        In addition, IntraBiotics plans to complete another Phase III clinical trial evaluating the potential of iseganan to reduce the incidence of UOM in cancer patients receiving high-dose chemotherapy in the fourth quarter of 2002.

        Iseganan is also in clinical development for prevention of ventilator-associated pneumonia (VAP), and for treatment of respiratory infections associated with cystic fibrosis. These indications could significantly expand the market for this product in the future.

Conference Call Details

        The Company will host a conference call and live webcast to discuss this announcement, as well as its financial and operating results for the quarter ended March 31, 2002, on Thursday, April 25, 2002, at 9:00 a.m. ET / 8:00 a.m. CT / 7:00 a.m. MT / 6:00 a.m. PT. The call can be accessed by dialing 719-867-0660. Those who wish to listen to the call may participate via live webcast at www.shareholder.com/intrabiotics/medialist.cfm ‹http://www.shareholder.com/intrabiotics/medialist.cfm›. A replay of the teleconference will be available through May 2, 2002 and can be accessed by dialing 719-457-0820. The confirmation code for the replay is 450079.

About IntraBiotics Pharmaceuticals, Inc.

        IntraBiotics Pharmaceuticals, Inc. is focused on developing and commercializing high-value anti-infectives and oncology therapeutics. Additional information is available at the Company's web site, www.intrabiotics.com ‹http://www.intrabiotics.com›.

        Certain statements in this press release, such as statements regarding product development, clinical developments and projections of future expenses, contain forward-looking information. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; the Company's ability to raise capital when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K, as amended, for the year ended December 31, 2001.

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IntraBiotics Announces the Appointment of Dr. Ernest Mario as Chairman and CEO Company Acquires Apothogen